As filed with the Securities and Exchange Commission on November 3, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Insperity, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	76-0479645 (I.R.S. Employer Identification Number)
19001 Crescent Springs Drive Kingwood, Texas (Address of Principal Executive Offices)	77339 (Zip Code)

Insperity, Inc. 2012 Incentive Plan
(Full Title of the Plan)

Daniel D. Herink
Senior Vice President, Legal, General Counsel and Secretary
Insperity, Inc.
19001 Crescent Springs Drive
Kingwood, Texas 77339-3802
(281) 358-8986

(Name, address and telephone number, including area code, of agent for service)

with a copy to:
Kelly B. Rose
Baker Botts L.L.P.
910 Louisiana
Houston, Texas 77002
(713) 229-1796

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, par value $.01 per share	1,000,000	$95.23	$95,230,000.00	$11,856.14

(1)
Shares of common stock of Insperity, Inc. (the “Company” or the “Registrant”), par value $.01 per share (the “Shares”), being registered hereby relate to the Insperity, Inc. 2012 Incentive Plan. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional Shares as may become issuable under the plan as a result of the antidilution provisions thereof.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act, based on the average high and low prices of the Shares as reported by the New York Stock Exchange on October 30, 2017.

(3)
Includes associated preferred stock purchase rights. No separate consideration is payable for the preferred stock purchase rights. Therefore, the registration fee for such securities is included in the registration fee for the common stock.

REGISTRATION OF ADDITIONAL SECURITIES
The Registrant previously registered 2,749,005 of its Shares, available for grant of awards pursuant to the Insperity, Inc. 2012 Incentive Plan (as amended) (the “Plan”). The registration of these shares was filed on a Form S-8 Registration Statement with the Securities and Exchange Commission (“SEC”) on May 21, 2012 (File Number 333-181569), in accordance with the Securities Act (the “Prior Registration Statement”).

The Registrant’s Board of Directors adopted, and on June 16, 2017 the shareholders of the Registrant approved, an amendment to the Plan to provide that, among other things, an additional 1,000,000 Shares be available for issuance under the Plan.

This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the content of the Prior Registration Statement is incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit Number		Exhibit
*	4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (No. 33-96952)).
*	4.2	Amended and Restated Bylaws of Insperity, Inc. dated February 17, 2014 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 18, 2014).
*	4.3	Certificate of Designation of Series A Junior Participating Preferred Stock setting forth the terms of the Preferred Stock (included as Exhibit A to the Rights Agreement).
*	4.4	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (No. 33-96952)).
*	4.5
Rights Agreement dated as of November 13, 2007 between Insperity, Inc. and Mellon Investor Services, LLC, as Rights Agent (the “Rights Agreement”) (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 16, 2007).

*	4.6	Form of Rights Certificate (included as Exhibit B to the Rights Agreement).
*	4.7	Insperity, Inc. 2012 Incentive Plan (As Amended and Restated Effective June 16, 2017) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 21, 2017).
**	5.1	Legal Opinion of Baker Botts L.L.P.
**	23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Insperity, Inc.
**	23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
**	24.1	Powers of Attorney.
*    Incorporated by reference herein as indicated.
**    Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 3rd day of November 2017.

INSPERITY, INC.

/s/ Daniel D. Herink
By:	Daniel D. Herink Senior Vice President, Legal General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 3rd day of November, 2017.

Signature	Title

/s/ Paul J. Sarvadi	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)
Paul J. Sarvadi

*	President and Director
Richard G. Rawson

/s/ Douglas S. Sharp	Senior Vice President of Finance Chief Financial Officer and Treasurer (principal financial and accounting officer)
Douglas S. Sharp

*	Director
Timothy Clifford

*	Director
Carol R. Kaufman

*	Director
Ellen H. Masterson

*	Director
John Morphy

*	Director
Norman R. Sorensen

*	Director
Austin P. Young

*By:	/s/ Daniel D. Herink
Daniel D. Herink
Attorney-in-Fact